                                                                    Exhibit 99.4

MINDSURF, INC.

Audited Consolidated Financial Statements

Year ended December 31, 2001 and the period October 25, 2000 (date of inception) through December 31, 2000 with Report of Independent Auditors

                                 Mindsurf, Inc.

                    Audited Consolidated Financial Statements

    Year ended December 31, 2001 and the period October 25, 2000 (date of inception) through December 31, 2000


                                    CONTENTS


Report of Independent Auditors...........................................................................1

Audited Consolidated Financial Statements

Consolidated Balance Sheets..............................................................................2
Consolidated Statements of Operations....................................................................4
Consolidated Statements of Stockholders' Equity (Deficit)................................................5
Consolidated Statements of Cash Flows....................................................................7
Notes to Consolidated Financial Statements...............................................................8


                         Report of Independent Auditors

The Board of Directors and Stockholders
Mindsurf, Inc.

We have audited the accompanying consolidated balance sheets of Mindsurf, Inc., as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2001 and the period October 25, 2000 (date of inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mindsurf, Inc. at December 31, 2001 and 2000, and the results of its operations and its cash flows for the year ended December 31, 2001 and the period October 25, 2000 (date of inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that Mindsurf, Inc. will continue as a going concern. As more fully described in
Note 18, the Company's current and projected operating losses and limited committed funding raise substantial doubt about its ability to continue as a going concern. Management's plans to address this matter are also described in
Note 18. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                                     /s/ Ernst & Young LLP

Baltimore, Maryland
March 22, 2002

                                 Mindsurf, Inc.

                           Consolidated Balance Sheets


                                                                                   DECEMBER 31
                                                                             2001              2000
                                                                       ------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                               $   807,217      $ 1,925,545
   Restricted cash                                                                   -          160,215
   Accounts receivable                                                         782,809                -
   Deferred costs                                                              289,841                -
   Prepaid expenses and other current assets                                   185,436          178,728
                                                                       ------------------------------------
Total current assets                                                         2,065,303        2,264,488

Property and equipment:
   Furniture and equipment                                                   1,769,550        1,488,310
   Software                                                                  1,067,349          970,020
   Leasehold improvements                                                            -           22,955
                                                                       ------------------------------------
                                                                             2,836,899        2,481,285
   Accumulated depreciation                                                   (972,377)        (139,182)
                                                                       ------------------------------------
                                                                             1,864,522        2,342,103

Intangible assets:
   Goodwill                                                                          -       20,481,386
   Purchased software development costs                                      2,822,779                -
   Assembled workforce                                                         323,780        4,868,500
                                                                       ------------------------------------
                                                                             3,146,559       25,349,886
   Accumulated amortization                                                   (409,909)      (1,170,113)
                                                                       ------------------------------------
                                                                             2,736,650       24,179,773

Deferred costs, less current portion                                            88,809                -
Security deposits                                                              419,172          513,156
                                                                       ------------------------------------
Total assets                                                                $7,174,456      $29,299,520
                                                                       ====================================


                                 Mindsurf, Inc.


                                                                                   DECEMBER 31
                                                                             2001              2000
                                                                       ------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable and accrued expenses                                 $   1,023,806      $ 2,875,027
   Accrued compensation                                                        259,648          258,706
   Deferred revenue                                                            545,644                -
   Due to related parties for services and other charges                        14,505        1,333,266
   Current portion of capital lease obligations                                104,321           99,398
   Dividends payable                                                           284,048           43,397
                                                                       ------------------------------------
Total current liabilities                                                    2,231,972        4,609,794

Capital lease obligations, less current portion                                 74,865          183,619
Deferred revenue, less current portion                                         127,000                -
Convertible debt to related parties                                         13,200,000                -
Accrued interest on convertible debt to related parties                        498,411                -

Stockholders' equity:
   Series Y Preferred Stock, par value $.01 per share - 23,391,812 shares authorized, issued and outstanding in 2001 and 2000; aggregate liquidation value of $16,284,048 and $16,043,397 in
     2001 and 2000, respectively                                               233,918          233,918
   Series B Convertible Preferred Stock, par value $.01 per share -
     8,040,936 shares authorized, issued and outstanding in 2001 and
     2000; aggregate liquidation value of $6,027,004 and $5,579,562 in
     2001 and 2000, respectively                                                80,409           80,409
   Series A Convertible Preferred Stock, par value $.01 per share
     -69,122,807 and 28,500,000 shares authorized in 2001 and 2000, respectively; 42,807,017 and 17,543,860 shares issued and outstanding in
     2001 and 2000, respectively; aggregate liquidation value of $11,923,897 and
     $10,144,658 in 2001 and 2000,
     respectively                                                              428,071          175,439
   Series C Convertible Preferred Stock, par value $.01 per share -
     7,044,115 shares authorized, issued and outstanding in 2001;
     aggregate liquidation value of $2,123,937 in 2001                          70,441                -
   Series X Preferred Stock, par value $.01 per share - 70,175,439 and
     28,500,000 shares authorized in 2001 and 2000, respectively;
     1,052,632 shares issued and outstanding in 2001; aggregate
     liquidation value of $600,000 in 2001                                      10,526                -
   Common stock, par value $.01 per share - 40,000,000 shares authorized in 2001 and 2000; 99,093 shares issued and outstanding
     in 2001                                                                       991                -
   Additional paid-in capital                                               48,159,175       31,946,136
   Unearned compensation                                                       (34,224)        (291,891)
   Accumulated deficit                                                     (57,907,099)      (7,637,904)
                                                                       ------------------------------------
Total stockholders' equity (deficit)                                        (8,957,792)      24,506,107
                                                                       ------------------------------------
Total liabilities and stockholders' equity (deficit)                     $   7,174,456      $29,299,520
                                                                       ====================================

SEE ACCOMPANYING NOTES.

                                 Mindsurf, Inc.

                      Consolidated Statements of Operations


                                                                                            PERIOD
                                                                                        OCTOBER 25, 2000
                                                                YEAR ENDED             (DATE OF INCEPTION)
                                                               DECEMBER 31,            THROUGH DECEMBER 31,
                                                                   2001                       2000
                                                            -----------------------------------------------
Revenues                                                    $     327,483                  $         -
Cost of sales                                                     204,802                            -
                                                            -----------------------------------------------
Gross margin                                                      122,681                            -

Costs and expenses:
   Sales and marketing                                          5,893,937                    1,330,731
   General and administrative                                  11,002,370                    2,673,018
   Research and development                                    13,783,297                    2,314,094
   Services and other charges from related parties              1,468,120                    1,333,266
   Loss on write-off of intangible assets                      17,842,301                            -
                                                            -----------------------------------------------
Total operating costs and expenses                             49,990,025                    7,651,109
                                                            -----------------------------------------------

Loss from operations                                          (49,867,344)                  (7,651,109)
Interest expense on convertible debt to related parties          (498,411)                           -
Interest income                                                    96,560                       13,205
                                                            -----------------------------------------------
Net loss                                                     $(50,269,195)                 $(7,637,904)
                                                            ===============================================


SEE ACCOMPANYING NOTES.

                                 Mindsurf, Inc.

            Consolidated Statements of Stockholders' Equity (Deficit)

                                                           SERIES B       SERIES A        SERIES C
                                         SERIES Y         CONVERTIBLE    CONVERTIBLE     CONVERTIBLE    SERIES X
                                         PREFERRED         PREFERRED      PREFERRED       PREFERRED     PREFERRED     COMMON
                                           STOCK             STOCK          STOCK           STOCK         STOCK        STOCK
                                        -----------       -----------    ------------    ------------  -----------   ---------
Issuance of 14,298,246 shares of
  Series A Convertible Preferred
  Stock at inception for cash of
  $8,150,000, net of direct costs
  of issuance of $140,001 (see
  Note 10)                                 $      -         $      -     $    142,983     $      -     $      -     $    -
Issuance of 8,040,936 shares of
  Series B Convertible Preferred
  Stock on October 25, 2000 valued
  at $5,500,000 in connection with
  acquisition of HiFusion (see
  Note 3)                                         -           80,409                -            -            -          -
Issuance of 23,391,812 shares of
  Series Y Preferred Stock on
  October 25, 2000 valued at
  $16,000,000 in connection with
  acquisition of HiFusion (see
  Note 3)                                   233,918                -                -            -            -          -
Conversion of liabilities assumed
  in acquisition of HiFusion to
  3,245,614 shares of Series A
  Convertible Preferred Stock at
  face value of $1,850,000 (see
  Note 10)                                        -                -           32,456            -            -          -
Value of options to purchase
  common stock to be issued in
  connection with acquisition of
  HiFusion (see Note 3)                           -                -                -            -            -          -
Amortization of unearned
  compensation                                    -                -                -            -            -          -
Accrued dividends on Series Y
  Preferred Stock                                 -                -                -            -            -          -
Net loss for the period October
  25, 2000 (date of inception)
  through December 31, 2000                       -                -                -            -            -          -
                                       ------------     ------------     ------------     --------     --------     ------
Balance at December 31, 2000                233,918           80,409          175,439            -            -          -
                                       ------------     ------------     ------------     --------     --------     ------


                                         ADDITIONAL
                                           PAID-IN           UNEARNED        ACCUMULATED
                                           CAPITAL         COMPENSATION        DEFICIT          TOTAL
                                       --------------     --------------    -------------    -----------
Issuance of 14,298,246 shares of
  Series A Convertible Preferred
  Stock at inception for cash of
  $8,150,000, net of direct costs
  of issuance of $140,001 (see
  Note 10)                             $  7,867,016         $       -         $       -      $  8,009,999
Issuance of 8,040,936 shares of
  Series B Convertible Preferred
  Stock on October 25, 2000 valued
  at $5,500,000 in connection with
  acquisition of HiFusion (see
  Note 3)                                 5,419,591                 -                 -         5,500,000
Issuance of 23,391,812 shares of
  Series Y Preferred Stock on
  October 25, 2000 valued at
  $16,000,000 in connection with
  acquisition of HiFusion (see
  Note 3)                                15,766,082                 -                 -        16,000,000
Conversion of liabilities assumed
  in acquisition of HiFusion to
  3,245,614 shares of Series A
  Convertible Preferred Stock at
  face value of $1,850,000 (see
  Note 10)                                1,817,544                 -                 -         1,850,000
Value of options to purchase
  common stock to be issued in
  connection with acquisition of
  HiFusion (see Note 3)                   1,119,300          (310,421)                -           808,879
Amortization of unearned
  compensation                                    -            18,530                 -            18,530
Accrued dividends on Series Y
  Preferred Stock                           (43,397)                -                 -           (43,397)
Net loss for the period October
  25, 2000 (date of inception)
  through December 31, 2000                       -                 -        (7,637,904)       (7,637,904)
                                       ------------      ------------      ------------      ------------
Balance at December 31, 2000             31,946,136          (291,891)       (7,637,904)       24,506,107
                                       ------------      ------------      ------------      ------------

                                 Mindsurf, Inc.

                                                      SERIES B       SERIES A       SERIES C
                                      SERIES Y       CONVERTIBLE   CONVERTIBLE    CONVERTIBLE    SERIES X
                                     PREFERRED        PREFERRED     PREFERRED      PREFERRED     PREFERRED     COMMON
                                       STOCK            STOCK         STOCK          STOCK         STOCK        STOCK
                                   --------------- -------------- --------------- ------------- ------------ ------------
Balance at December 31, 2000         $233,918         $80,409        $175,439       $      -    $       -        $  -
Issuance of 26,315,789 shares of
  Series A Convertible Preferred
  Stock for cash of $15,000,000
  (see Note 10)                             -               -         263,158              -            -           -
Conversion of 1,052,632 shares of
  Series A Convertible Preferred
  Stock to Series X Preferred
  Stock (See Note 12)                       -               -         (10,526)             -       10,526           -
Options exercised for purchase of
  99,093 shares of common stock             -               -               -              -            -         991
Issuance of 7,044,115 shares of
  Series C Convertible Preferred
  Stock valued at $2,042,225 in
  connection with acquisition of
  Discourse (see Note 2)                    -               -               -         70,441            -           -
Amortization of unearned
  compensation for the year ended
  December 31, 2001, net of
  forfeitures                               -               -               -              -            -           -
Reduction of unearned compensation
  related to forfeited options              -               -               -              -            -           -
Accrued dividends on Series Y
  Preferred Stock                           -               -               -              -            -           -
Net loss for the year ended
  December 31, 2001                         -               -               -              -            -           -
                                   ----------         -------        --------        -------      -------       -----
                                     $233,918         $80,409        $428,071        $70,441      $10,526        $991
                                   ==========         =======        ========        =======      =======       =====




                                       ADDITIONAL
                                        PAID-IN       UNEARNED        ACCUMULATED
                                        CAPITAL      COMPENSATION       DEFICIT            TOTAL
                                      ------------   ------------     ------------      -----------
 Balance at December 31, 2000          $31,946,136     $(291,891)     $ (7,637,904)     $24,506,107
 Issuance of 26,315,789 shares of
   Series A Convertible Preferred
   Stock for cash of $15,000,000
   (see Note 10)                        14,736,842             -                 -       15,000,000
 Conversion of 1,052,632 shares of
   Series A Convertible Preferred
   Stock to Series X Preferred
   Stock (See Note 12)                           -             -                 -                -
 Options exercised for purchase of
   99,093 shares of common stock             2,950             -                 -            3,941
 Issuance of 7,044,115 shares of
   Series C Convertible Preferred
   Stock valued at $2,042,225 in
   connection with acquisition of
   Discourse (see Note 2)                1,971,784             -                 -        2,042,225
 Amortization of unearned
   compensation for the year ended
   December 31, 2001, net of
   forfeitures                                   -          (219)                -             (219)
 Reduction of unearned compensation
   related to forfeited options           (257,886)      257,886                 -                -
 Accrued dividends on Series Y
   Preferred Stock                        (240,651)            -                 -         (240,651)
 Net loss for the year ended
   December 31, 2001                             -             -       (50,269,195)     (50,269,195)
                                       -----------    ----------      ------------     ------------
                                       $48,159,175    $  (34,224)     $(57,907,099)    $ (8,957,792)
                                       ===========    ==========      ============     ============

                                 Mindsurf, Inc.

                      Consolidated Statement of Cash Flows

                                                                                     PERIOD
                                                                                OCTOBER 25, 2000
                                                                                     (DATE OF
                                                                                    INCEPTION)
                                                                   YEAR ENDED         THROUGH
                                                                   DECEMBER 31,    DECEMBER 31,
                                                                       2001             2000
                                                                 --------------   -----------------
OPERATING ACTIVITIES
Net loss                                                           $(50,269,195)     $ (7,637,904)
Adjustments to reconcile net loss to
  net cash used in operating activities:
    Depreciation                                                        869,010           138,182
    Amortization of purchased software development costs                352,847              --
    Amortization of other intangible assets                           6,394,534         1,170,113
    Amortization of unearned compensation                                  (219)           18,530
    Loss on disposal of fixed assets                                     50,391              --
    Loss on write-off of intangible assets                           17,842,301              --
    Changes in operating assets and liabilities:
      Restricted cash                                                   160,215              --
      Accounts receivable                                              (603,940)             --
      Deferred costs                                                   (378,650)             --
      Prepaid expenses and other current assets                          89,811           (77,273)
      Accounts payable and accrued expenses                          (3,137,122)         (896,000)
      Accrued compensation                                                  942            47,008
      Due to related parties                                         (1,318,761)        1,333,266
      Deferred revenue                                                  609,415              --
      Accrued interest on convertible debt to related parties           498,411              --
                                                                   ------------      ------------
Net cash used in operating activities                               (28,840,010)       (5,904,078)

INVESTING ACTIVITIES
Purchase of property and equipment                                     (378,428)         (146,090)
                                                                   ------------      ------------
Net cash used in investing activities                                  (378,428)         (146,090)

FINANCING ACTIVITIES
Payments of capital lease obligations                                  (103,831)          (34,286)
Proceeds from issuance of convertible debt                           13,200,000              --
Issuance of Series A Convertible Preferred stock for cash            15,000,000         8,009,999
Issuance of common stock                                                  3,941              --
                                                                   ------------      ------------
Net cash provided by financing activities                            28,100,110         7,975,713
                                                                   ------------      ------------
Net change in cash and cash equivalents                              (1,118,328)        1,925,545
Cash and cash equivalents at the beginning of period                  1,925,545              --
                                                                   ------------      ------------
Cash and cash equivalents at the end of period                     $    807,217      $  1,925,545
                                                                   ============      ============

SEE ACCOMPANYING NOTES.

                                 Mindsurf, Inc.

                   Notes to Consolidated Financial Statements

                                December 31, 2001


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Mindsurf, Inc., (the Company), was incorporated on October 25, 2000 under the laws of the state of Delaware for the purpose of providing one to one (one computer to one student) computing solutions to the Kindergarten through 12th grade sector (K-12) of the education community. The Company was established as a strategic partnership between Sylvan Learning Systems, Inc. (Sylvan), Aether Systems, Inc. (Aether) and Critical Path, Inc. (Critical Path). Prior to the year ended December 31, 2001, the Company had been a development stage enterprise.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Mindsurf, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

RESTRICTED CASH AND LETTER OF CREDIT

Restricted cash at December 31, 2000 consisted of cash pledged as collateral on an outstanding letter of credit that was required under the Company's operating lease for office space. Restricted cash consisted of a certificate deposit bearing interest at 5.10%. During 2001, the outstanding letter of credit expired, the Company's operating lease was terminated and the cash became unrestricted. As of December 31, 2001, the Company does not have any outstanding letters of credit or restrictions of cash.

                                 Mindsurf, Inc.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and depreciated using the straight-line method over estimated useful lives of three years. Assets held under capital leases are stated at the lesser of the present value of future minimum lease payments using the Company's incremental borrowing rate at the inception of the lease or the fair value of the property at the inception of the lease. The assets recorded under capital leases are generally amortized over the lesser of the lease term or the estimated useful life of the assets in a manner consistent with the Company's depreciation policy for owned assets. Amortization of assets under capital leases is included in depreciation expense.

INTANGIBLE ASSETS

Intangible assets at December 31, 2001 consist of purchased software development costs and assembled workforce recorded in connection with the acquisition of Discourse on June 21, 2001. The Company amortizes its purchased software development costs and assembled workforce using the straight-line method over estimated useful lives of four and three years, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates whether an impairment exists on the basis of undiscounted expected future cash flows from operations for the remaining amortization period. If an impairment exists, the asset is reduced by the shortfall of the asset's estimated fair value from the carrying value.

SECURITY DEPOSITS

Security deposits consist of amounts deposited with lessors to secure the Company's obligations under certain capital lease obligations. These amounts will be refunded to the Company upon the satisfaction of all payments under the related leases that expire through 2003.

                                 Mindsurf, Inc.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

The Company derives revenue from arrangements that include software licenses, postcontract customer support (PCS), and services. In addition, the Company for the convenience of its customers, sells hardware and software purchased from third parties. Postcontract customer support includes telephone support, bug fixes, and rights to upgrades on a when-and-if available basis. Services primarily include installation and training.

The Company allocates the total arrangement fee among each deliverable based on the fair value of each of the deliverables determined based on vendor-specific objective evidence. If vendor-specific objective evidence of fair value does not exist for each of the deliverables, all revenue from the arrangement is deferred until the earlier of the point at which sufficient vendor-specific objective evidence of fair value or all elements of the arrangement have been delivered. However, if the only undelivered element is PCS, the entire fee is recognized ratably over the term of the PCS arrangement. All amounts billed or received in excess of the revenue recognized is included in deferred revenue. In addition, the Company defers all direct costs associated with revenue that has been deferred. These amounts are classified as deferred costs in the accompanying consolidated balance sheet.

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

Costs for the development of new software products are expensed as research and development costs as incurred until technological feasibility is established, at which time any additional development costs are capitalized until the product is available for general release to customers. The Company defines technological feasibility as the completion of a working model of the software product that has been tested to be consistent with the product design specifications. As of December 31, 2001, with the exception of purchased software development costs, the Company has not established technological feasibility for its software under development and therefore all costs have been expensed as research and development costs.

                                 Mindsurf, Inc.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company uses the liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

ADVERTISING

The Company expenses advertising costs as incurred. Advertising expense totaled approximately $61,000 and $142,000 for year ended December 31, 2001 and the period October 25, 2000 (date of inception ) to December 31, 2000, respectively.

RECLASSIFICATIONS

Certain amounts in the 2000 consolidated financial statements have been reclassified to conform with the 2001 presentation.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. Statement 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. Statement 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. Additionally, Statement 142 requires that goodwill included in the carrying value of equity method investments no longer be amortized. The Company will apply Statement 142 beginning in fiscal year 2002. Application of the nonamortization and impairment provisions of Statement 142 is not anticipated to be significant.

                                 Mindsurf, Inc.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Standards No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and the accounting and reporting provisions of APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS for a disposal of a segment of business. Statement 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. The Company expects to adopt Statement 144 in fiscal year 2002 and it does not expect that the adoption of the Statement will have a significant impact on the Company's financial position and results of operations.

2. ACQUISITION OF DISCOURSE TECHNOLOGIES, INC.

On June 21, 2001, the Company acquired all of the outstanding common stock of Discourse Technologies, Inc. (Discourse), a technology company whose primary product was a one to one teaching application for use in the K-12 classroom environment. The purchase price consisted of 7,044,115 shares of Series C Convertible Preferred Stock (Series C) valued at $2,042,225. The securities issued in connection with the acquisition were valued in good faith by the Company based on an independent appraisal of the business acquired and other pertinent factors.

The acquisition was accounted for using the purchase method of accounting, and the results of operations of Discourse are included in the accompanying consolidated statement of operations commencing June 21, 2001. The total purchase price was allocated as follows:

         Current assets                       $     207,356
         Property and equipment                      63,393
         Current liabilities assumed             (1,375,083)
         Purchased software                       2,822,779
         Assembled workforce                        323,780
                                                 ----------
                                                 $2,042,225
                                                 ==========

                                 Mindsurf, Inc.

3. ACQUISITION OF HIFUSION AND LOSS ON WRITE-OFF OF INTANGIBLE ASSETS

On October 25, 2000, the Company acquired all of the outstanding common stock of HiFusion, Inc. (HiFusion), an Internet education portal developer and service provider for teachers, parents and students. The purchase price consisted of 8,040,936 shares of Series B Convertible Preferred Stock valued at $5,500,000 and 23,391,812 shares of Series Y Preferred Stock valued at $16,000,000. The securities issued in the acquisition were valued in good faith by the Company based on contemporaneous cash transactions in its equity securities and other pertinent factors. In addition, the Company agreed to exchange all of the outstanding vested and unvested options to purchase an aggregate of 2,899,250 shares of common stock of HiFusion for options to purchase the same number of shares of common stock of the Company at an exercise price of $0.57 per share, all of which were granted during 2001. The fair value of the options granted to the former HiFusion option holders was estimated by the Company to be $1,119,300, determined using the Black-Scholes option-pricing model. This amount was included in the total purchase price, reduced by the portion related to unearned employee compensation of $310,421.

The acquisition was accounted for using the purchase method of accounting, and the results of operations of HiFusion have been included in the accompanying consolidated statement of operations commencing October 25, 2000. The total purchase price is summarized as follows:

         Series B Convertible Preferred Stock                $ 5,500,000
         Series Y Preferred Stock                             16,000,000
         Options to purchase common stock                      1,119,300
         Less unearned compensation                             (310,421)
                                                             -----------
                                                             $22,308,879
                                                             ===========

The total purchase price was allocated as follows:

         Current assets                                      $   699,655
         Property and equipment                                2,335,195
         Notes payable                                        (1,850,000)
         Other liabilities assumed                            (4,225,857)
         Goodwill                                             20,481,386
         Assembled workforce                                   4,868,500
                                                             -----------
                                                             $22,308,879
                                                             ===========

                                 Mindsurf, Inc.

3. ACQUISITION OF HIFUSION AND LOSS ON WRITE-OFF OF INTANGIBLE ASSETS
   (CONTINUED)

In December 2001, the Company determined that certain long-lived assets acquired as part of the HiFusion acquisition should be written-off as a result of strategic changes in its business. The identified assets, consisting of goodwill and assembled workforce, were impaired as a result of changes in the business to focus primarily on selling the Discourse software product as well as the termination of substantially all of the employees obtained in the acquisition of HiFusion. All other long-lived assets have been integrated into the ongoing business are expected to be realized through future operations.

The changes in the goodwill and assembled workforce related to the HiFusion acquisition are summarized as follows:

                                                              ASSEMBLED
                                             GOODWILL         WORKFORCE
                                           ------------      ------------

      Balance at December 31, 2000         $ 19,528,433      $  4,651,340
        Amortization of goodwill             (5,120,347)       (1,217,125)
        Write-off of intangible assets      (14,408,086)       (3,434,215)
                                           ------------      ------------
      Balanced at December 31, 2001        $       --        $       --
                                           ============      ============

Therefore, the accompanying consolidated statement of operations for the year ended December 31, 2001 includes a loss on the write-off of intangible assets totaling $17,842,301.

4. SERVICES AGREEMENTS WITH RELATED PARTIES

Upon formation, the Company entered into service agreements with each of three principal stockholders, as described below.

Under the master services agreement with Sylvan, Sylvan will provide certain marketing, product development, sales, financial, and other management or administrative services upon request. Under the agreement, Sylvan will also provide certain start-up resources such as interim facilities, recruitment, financial accounting, and temporary labor to help accelerate the Company's business plan. Under the agreement, the Company is required to pay a quarterly fee that is based on Sylvan's good faith estimate of the cost of such services. This agreement has a five-year term, is renewable for one additional year, and can be terminated by either party with 60 days notice. Sylvan charged the Company $346,176 and $736,918 under this master services agreement for the year ended

                                 Mindsurf, Inc.

4. SERVICES AGREEMENTS WITH RELATED PARTIES (CONTINUED)

December 31, 2001 and the period October 25, 2000 (date of inception) through December 31, 2000, respectively, principally related to administrative and research and development activities, which is included in services and other charges from related parties in the accompanying consolidated statements of operations.

Under the master services agreement with Aether, Aether will provide wireless systems integration technology, network implementation, and product support services. Aether will charge an hourly rate for its personnel used during the internal development and preparation of the network. The hourly rate will be established and agreed upon in advance and will be invoiced on a monthly basis. Any direct materials will be charged at Aether's cost. This agreement has a five-year term, is renewable for one additional year, and can be terminated by either party with 60 days notice. Aether charged the Company $1,093,640 and $580,959 under this master services agreement for the year ended December 31, 2001 and the period October 25, 2000 (date of inception) through December 31, 2000, respectively, which is included in services and other charges from related parties in the accompanying consolidated statements of operations.

Under the master services agreement with Critical Path, Critical Path will provide professional services to develop Internet-based messaging services to be integrated into the Company's product offerings, and related customer support services. The cost of these services will be determined based on terms that are commercially favorable and will be invoiced on a monthly basis. This agreement has a five-year term, is renewable for one additional year and is can be terminated by either party with 60 days notice. Critical Path charged the Company $28,304 and $15,389 under this master services agreement for the year ended December 31, 2001 and the period October 25, 2000 (date of inception) through December 31, 2000, respectively, which is included in services and other charges from related parties in the accompanying consolidated statements of operations.

5. CONVERTIBLE DEBT TO RELATED PARTIES

During 2001, the Company issued convertible promissory notes with an aggregate face value of $13,200,000 to Sylvan and Aether. The promissory notes bear interest at a fixed rate of 12% per annum which is payable at the maturity date of the notes. The notes mature five years from the date of issuance and are convertible at any time at the option of the holders into Series A Convertible Preferred Stock (Series A) at a conversion rate of $0.57 per share, subject to adjustment upon the occurrence of certain specified dilutive events. The notes will automatically convert into shares of Series A immediately prior to the automatic conversion of the Series A into common stock as described in Note 10.

                                 Mindsurf, Inc.

5. CONVERTIBLE DEBT TO RELATED PARTIES (CONTINUED)

During 2001, the Company accrued interest expense totaling $498,411, which is included in accrued interest on convertible debt to related parties in the accompanying consolidated balance sheet.

6. INCOME TAXES

The significant components of the Company's deferred tax assets and liabilities as of December 31, 2001 and 2000 are as follows:

                                                   DECEMBER 31
                                             2001             2000
                                          ------------    ------------
   Deferred tax assets:
      Net operating loss carryforwards    $ 22,893,430    $  9,468,087
      Contribution carryforward                    614             614
      Vacation pay accrual                      60,277          76,045
      Deferred revenue                          70,211            --
      Depreciation                              34,146            --
                                          ------------    ------------
   Total deferred tax assets                23,058,678       9,544,746

   Deferred tax liabilities:
      Depreciation                                --            73,003
                                          ------------    ------------
   Net deferred tax assets                  23,058,678       9,471,743
   Valuation allowance for deferred tax
     assets                                (23,058,678)     (9,471,743)
                                          ------------    ------------
   Net deferred tax assets                $       --      $       --
                                          ============    ============

The Company has reported losses since inception. The losses have not resulted in reported tax benefits because of increases in the valuation allowance for deferred tax assets that result primarily from the inability to determine the realizability of the net operating loss carryforwards. The Company paid no income taxes during the year ended December 31, 2001 and the period October 25, 2000 (date of inception ) to December 31, 2000.

At December 31, 2001, the Company had net operating loss carryforwards of approximately $59.3 million that begin to expire in 2020. Included in this amount is approximately $18.2 million and $9.6 million of net operating loss carryforwards acquired from HiFusion and Discourse, respectively, for which a full valuation allowance was applied on the dates of the acquisition. These net operating loss carryforwards begin to expire in 2018 and are available only to offset certain types of future taxable income.

                                 Mindsurf, Inc.

6. INCOME TAXES (CONTINUED)

A reconciliation of the reported income tax expense to the amount that would result by applying the U.S. federal statutory rate to the loss is as follows:


                                                                          PERIOD
                                                                     OCTOBER 25, 2000
                                                                    (DATE OF INCEPTION)
                                                    YEAR ENDED            THROUGH
                                                    DECEMBER 31,         DECEMBER 31,
                                                       2001                 2000
                                                  --------------    -------------------
Tax benefit at U.S. statutory rate of 34%          $(17,091,526)        $ (2,596,887)
Effect of permanent differences                       8,393,958              436,578
State income taxes, net of federal benefit           (1,181,847)            (293,548)
Effect of change in valuation allowance for
  deferred tax assets                                 9,879,415            2,453,857
                                                   ------------         ------------
Total                                              $       --           $       --
                                                   ============         ============

7. CAPITAL LEASE OBLIGATIONS

The Company has entered into capital lease agreements to acquire certain equipment. Property and equipment in the accompanying consolidated balance sheets includes the following balances with respect to equipment under capital lease:

                                                      DECEMBER 31
                                                 2001             2000
                                               --------         --------
         Furniture and equipment               $336,763         $350,979
         Accumulated depreciation              (159,027)         (46,773)
                                               --------         --------
                                               $177,736         $304,206
                                               ========         ========

Amortization of the leased property is included in depreciation expense.

                                 Mindsurf, Inc.

7. CAPITAL LEASE OBLIGATIONS (CONTINUED)

Future minimum payments under capital lease obligations consist of the following at December 31, 2001:

     2002                                                 $121,575
     2003                                                   77,508
                                                          --------
     Total minimum lease payments                          199,083
     Amounts representing interest                         (19,897)
                                                          --------
     Present value of net minimum lease payments
       (including current portion of $104,321)            $179,186
                                                          ========

8. SERIES Y PREFERRED STOCK

The Company has authorized the issuance of up to 177,775,109 shares of preferred stock, par value $0.01 per share, of which 23,391,812 has been designated Series Y Preferred Stock (Series Y). On October 25, 2000, in connection with the acquisition of HiFusion (see Note 3), the Company issued 23,391,812 shares of Series Y that were valued at $16,000,000.

DIVIDENDS

The holders of the Series Y are entitled to receive cumulative dividends at the annual rate of $0.0103 per share out of assets of the Company legally available for distribution, payable annually on each October 1. In the event of nonpayment, the dividends will accrue at the annual rate of $0.0239 per share until paid. After the third anniversary of the issuance date, the holders of the Series Y are entitled to receive cumulative dividends at the annual rate of $0.041 per share out of assets of the Company legally available for distribution, payable annually on each October 1. In the event of nonpayment, the dividends will accrue at the annual rate of $0.0547 per share until paid. The dividend rights of the Series Y holders are superior to all other classes of securities. As of December 31, 2001 and 2000, the Company has accrued dividends payable to the Series Y holders of $284,048 and $43,397, respectively.

The Series Y was recorded at estimated fair value on the date of issuance, assuming a constant dividend yield of 6% per annum. The excess of the redemption value over the fair value of $1,918,610 is being accreted by periodic charges to additional paid-in capital during the period from the date of issuance through the commencement of the perpetual dividend payments using the interest method.

                                 Mindsurf, Inc.

8. SERIES Y PREFERRED STOCK (CONTINUED)

LIQUIDATION

Each share of Series Y has a preference on liquidation equal to $0.684 per share plus all accrued and unpaid dividends. The liquidation preference of the Series Y is senior to the holders of all other securities.

VOTING RIGHTS

The holders of the Series Y are not entitled to vote.

REDEMPTION

At any time beginning immediately prior to the closing of an underwritten public offering with at least $35 million of gross proceeds to the Company or the change of control of the Company (a redemption event), the Company may redeem all of part of the issued and outstanding shares of Series Y at a price equal to $0.684 per share plus all accrued and unpaid dividends. If the Company does not redeem all of the issued and outstanding shares of Series Y within 30 days of a redemption event, the holders of the Series Y will be entitled to cash dividends at an annual rate of $0.137 per share.

9. SERIES B CONVERTIBLE PREFERRED STOCK

The Company has authorized the issuance of up to 8,040,936 shares of Series B Convertible Preferred Stock (Series B), par value $0.01 per share. On October 25, 2000, in connection with the acquisition of HiFusion (see Note 3), the Company issued 8,040,936 shares of Series B that was valued at $5,500,000.

CONVERSION RIGHTS

The Series B is convertible into common stock, at the option of the holder, beginning 18 months after the date of issuance. In addition, the Series B will convert automatically into shares of common stock upon the closing of an underwritten public offering with at least $35 million of gross proceeds to the Company, upon the change of control of the Company, or upon the affirmative vote of two-thirds of the Series B holders. Each share of Series B is initially convertible into one share of common stock. This conversion ratio is subject to adjustment upon the occurrence of certain specified dilutive events.

                                 Mindsurf, Inc.

9. SERIES B CONVERTIBLE PREFERRED STOCK (CONTINUED)

DIVIDENDS

The holders of the Series B are entitled to receive cumulative dividends at the annual rate of $0.0547 per share commencing on the date of issuance and continuing until the third anniversary of issuance, when and if declared by the Board of Directors, and regardless of whether there are actual profits or other funds available for dividend payment. These dividend rights of the Series B holders are superior to those of the common stockholders and equal to the rights of the holders of the Series A Convertible Preferred Stock (Series A). After the third anniversary of the issuance date, the holders of the Series B are entitled to receive cumulative dividends at the annual rate of $0.041 per share out of assets of the Company legally available for distribution, payable annually on each October 1. In the event of nonpayment, the dividends will accrue at the annual rate of $0.0547 per share until paid. These dividend rights of the Series B holders are superior to both the common and Series A and Series C stockholders. Dividends in arrears on the Series B were $519,372 and $79,562 at December 31, 2001 and 2000, respectively.

LIQUIDATION

Each share of Series B has a preference on liquidation equal to $0.684 per share plus all accrued and unpaid dividends. The liquidation preference of the Series B is senior to the holders of the Series A and Series C but subordinate to the holders of the Series Y.

VOTING RIGHTS

The holders of the Series B are not entitled to vote.

10. SERIES A CONVERTIBLE PREFERRED STOCK

The Company has authorized the issuance of up to 69,122,807 shares of Series A, par value $0.01 per share. On October 25, 2000, the Company entered into a stock purchase agreement with Sylvan, Aether, and Critical Path under which it has agreed to sell an aggregate of up to 122,807,017 shares of Series A for gross proceeds of $70,000,000. In connection with the execution of this agreement, the Company issued 17,543,860 shares of Series A in exchange for cash of $8,150,000 and the termination of certain notes payable to Aether (assumed in the acquisition of HiFusion) with an aggregate face value of $1,850,000. During 2001, an additional 26,315,789 shares of Series A were issued to Sylvan and Aether for gross proceeds of $15,000,000.

                                 Mindsurf, Inc.

10. SERIES A CONVERTIBLE PREFERRED STOCK (CONTINUED)

CONVERSION RIGHTS

The Series A is convertible into common stock at the option of the holder at any time. In addition, the Series A will convert automatically into shares of common stock upon the closing of an underwritten public offering with at least $35 million of gross proceeds to the Company, upon the change of control of the Company, or upon the affirmative vote of two-thirds of the Series A holders. Each share of Series A is initially convertible into one share of common stock. This conversion ratio is subject to adjustment upon the occurrence of certain specified dilutive events.

DIVIDENDS

The holders of Series A are entitled to receive cumulative dividends at the annual rate of $0.0456 per share when and if declared by the Board of Directors, and regardless of whether there are actual profits or other funds available for dividend payment. The dividend rights of the Series A holders are superior to those of the Series C and common stockholders. Dividends in arrears on the Series A were $1,912,234 and $144,658 at December 31, 2001 and 2000, respectively.

LIQUIDATION

Each share of Series A has a preference on liquidation equal to $0.57 per share plus all accrued and unpaid dividends. The liquidation preference of the Series A is subordinate to the holders of the Series B and the Series Y.

VOTING RIGHTS

Each share of Series A has substantially the same voting rights as the number of shares of common stock into which it can be converted. In addition, certain corporate actions require the consent of two-thirds of the outstanding shares of Series A and the holders of the Series A and Series C in the aggregate are entitled to appoint all seven members of the Board of Directors.

                                 Mindsurf, Inc.

11. SERIES C CONVERTIBLE PREFERRED STOCK

As of December 31, 2001, the Company has authorized the issuance of up to 7,044,115 shares of Series C Convertible Preferred Stock (Series C), par value $0.01 per share. On June 21, 2001, in connection with the acquisition of Discourse (see Note 2), the Company issued 7,044,115 shares of Series C that was valued at $2,042,225.

CONVERSION RIGHTS

The Series C is convertible into common stock at the option of the holder at any time. In addition, the Series C will convert automatically into shares of common stock upon the closing of an underwritten public offering with at least $35 million of gross proceeds to the Company, upon the change of control of the Company, or upon the affirmative vote of two-thirds of the Series A and Series C holders. Each share of Series C is initially convertible into one share of common stock. This conversion ratio is subject to adjustment upon the occurrence of certain specified dilutive events.

DIVIDENDS

The holders of Series C are entitled to receive cumulative dividends at the annual rate of $0.0232 per share when and if declared by the Board of Directors, and regardless of whether there are actual profits or other funds available for dividend payment. The dividend rights of the Series C holders are superior to those of the common stockholders. Dividends in arrears on the Series C were $81,712 at December 31, 2001.

LIQUIDATION

Each share of Series C has a preference on liquidation equal to $0.57 per share plus all accrued and unpaid dividends. The liquidation preference of the Series C is subordinate to the holders of the Series A, Series B and the Series Y.

VOTING RIGHTS

Each share of Series C has substantially the same voting rights as the number of shares of common stock into which it can be converted. In addition, the holders of the Series A and C voting together as a class in the aggregate are entitled to appoint all seven members of the Board of Directors.

                                 Mindsurf, Inc.

12. SERIES X PREFERRED STOCK

As of December 31, 2001, the Company has authorized the issuance of up to 70,175,439 shares of Series X Preferred Stock (Series X), par value $0.01 per share. During 2001, 1,052,632 shares of Series A automatically converted into an equal number of shares of Series X as a result of Critical Path's default under the initial stock purchase agreement.

The Series X is not convertible into common stock, does not accrue dividends and the holders are not entitled to vote. Each share of Series X has a preference on liquidation equal to $0.57 per share. The liquidation preference of the Series X is subordinate to the holders of the Series A, Series B, Series C and Series Y.

13. STOCK OPTIONS

On October 25, 2000, the Company adopted the Mindsurf Inc. 2000 Equity Incentive Plan. The plan allows for the grant of options to purchase common stock to employees, officers, directors and consultants of the Company in the form of incentive and nonqualified stock options. The aggregate number of shares of common stock that may be issued under the plan may not exceed 15% of the total number of shares of common stock issued and outstanding, assuming the conversion of all convertible securities. As of December 31, 2001, options to purchase 9,158,927 shares of common stock may be granted under the plan.

All options have a 10-year term and vest over periods of up to a four years. With the exception of the options granted to in connection with the acquisition of HiFusion (see Note 3), all options outstanding under the plan have been granted at prices that equal or exceed the estimated fair market value of the stock on the date of grant. Options to purchase 2,899,250 shares of common stock were granted to the former HiFusion option holders, many with an exercise price that was below the market value of the stock on the date of grant. The fair value of these options was estimated by the Company to be $1,119,300, determined using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6%, dividend yield of 0%, volatility factor of 0.70, and an expected life of granted options of five years.

                                 Mindsurf, Inc.

13. STOCK OPTIONS (CONTINUED)

The following table summarizes the stock option activity attributable to the Company for the year ended December 31, 2001.


                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                           OPTIONS       PRICE
                                                         ----------     --------
Outstanding - beginning of year                                --        $  --
   Granted                                                8,216,250       0.52
   Exercised                                                (99,093)      0.04
   Forfeited                                             (3,370,221)      0.48
                                                         ----------       -----
Outstanding - end of year                                 4,746,936       $0.56
                                                         ==========       =====
Exercisable at end of year                                1,824,850       $0.55
                                                         ==========       =====
Weighted-average fair value of options granted
  during the year                                                        $0.22
                                                                          =====

Exercise prices for options outstanding as of December 31, 2001 ranged from $0.01 to $1.00 as follows:

                                             WEIGHTED
                              WEIGHTED        AVERAGE                       WEIGHTED
                               AVERAGE       REMAINING                       AVERAGE
                              EXERCISE      CONTRACTUAL                     EXERCISE
  RANGE OF                    PRICES OF       LIFE OF                       PRICES OF
  EXERCISE     OUTSTANDING   OUTSTANDING    OUTSTANDING   EXERCISABLE      EXERCISABLE
   PRICES       OPTIONS        OPTIONS        OPTIONS       OPTIONS          OPTIONS
--------------------------------------------------------------------------------------
$0.01-$0.56      157,083       $0.01        8.02 years       106,417           $0.01
$0.57-$0.61    4,553,228        0.57        9.00 years     1,681,808            0.58
$0.62-$1.00       36,625        1.00        8.69 years        36,625            1.00

                                 Mindsurf, Inc.

13. STOCK OPTIONS (CONTINUED)

For the year ended December 31, 2001, pro forma net loss required by Statement 123 has been determined using the minimum value method for all grants other than the previously described grants made in connection with the acquisition of HiFusion. The minimum value method calculates the fair value of options as the excess of the estimated fair value of the underlying stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk-free rate, over the expected life of the option. In determining the estimated fair value of granted stock options under the minimum value method, the following weighted-average assumptions were used: risk free rate of 5%; dividend yield of 0%; and, expected life of the granted options of five years.

Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the minimum value method and other methods prescribed by Statement 123 do not necessarily provide a single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma net loss does not differ materially from the Company's historical net loss for the year ended December 31, 2001.

14. SHARES RESERVED FOR FUTURE ISSUANCE

As of December 31, 2001 and 2000, the Company has reserved shares of common stock for issuance as follows:

                                                                     DECEMBER 31
                                                               2001            2000
                                                             ----------     ----------
     Conversion of Series A                                  42,807,017     17,543,860
     Conversion of Series B                                   8,040,936      8,040,936
     Conversion of Series C                                   7,044,115           --
     Exercise of stock options granted and available for
       granting under 2000 Equity Incentive Plan
                                                              9,158,927      4,514,964
                                                             ----------     ----------
                                                             67,050,995     30,099,760
                                                             ==========     ==========

                                 Mindsurf, Inc.

15. NON-CASH INVESTING AND FINANCING ACTIVITIES


                                                                                 DECEMBER 31
                                                                           2001               2000
                                                                       ------------      ----------------
 Issuance of Series B Convertible Preferred Stock in connection
   with acquisition of HiFusion, Inc.                                  $          -      $      5,500,000
 Issuance of Series Y Preferred Stock in connection with
   acquisition of HiFusion, Inc.                                                  -            16,000,000
 Conversion of notes payable assumed in acquisition of HiFusion to
   shares of Series A Convertible Preferred Stock                                 -             1,850,000
 Issuance of Series C Convertible Preferred Stock in
   connection with acquisition of Discourse Technologies, Inc.            2,042,225                     -

16. OPERATING LEASES

The Company leases office space and certain computer equipment under noncancelable operating leases. Future minimum lease payments under noncancelable operating leases consisted of the following at December 31, 2001:

         2002         $181,520
         2003          169,858
         2004           39,341
                      --------
                      $390,719
                      ========

Rent expense under all operating leases for the years ended December 31, 2001 and 2000 was $1,031,633 and $542,217, respectively.

17. EMPLOYEE BENEFIT PLAN

Effective October 25, 2000, the Company adopted the defined contribution retirement plan previously established by HiFusion, Inc. The plan covers substantially all employees of the Company. Participants may contribute from 1% to 15% of their annual compensation to the plan. In addition, the Company may make discretionary matching and profit-sharing contributions to the plan. For the year ended December 31, 2001 and the period October 25, 2000 (date of inception) through December 31, 2000, no discretionary contributions have been made to the plan.

                                 Mindsurf, Inc.

18. LIQUIDITY AND CAPITAL RESOURCES

For the period October 25, 2000 (date of inception) through December 31, 2001, the Company incurred a net loss of $57.9 million and has used $34.7 million of cash in its operations. A working capital deficit of $0.2 exists at December 31, 2001.

During 2000, the Company entered into an agreement with Sylvan, Aether and Critical Path (the Investors) under which it agreed to sell up to 122,807,017 shares of Series A for gross proceeds of $70 million. To date, the Company has issued 43,859,649 shares of Series A for aggregate proceeds of $25 million. During 2001, Critical Path defaulted under this agreement and, as a result, 1,052,632 shares of previously issued Series A were converted to Series X at which time Critical Path ceased to be eligible for future participation under the agreement. Under the terms of agreements among the various investors and the Company, once the Investors acquired a total of $25 million of Series A, they were allowed to make subsequent investments in the Company in the form of debt. During 2001, after the Company had received $25 million of gross proceeds from the Investors, the Investors elected to make additional investments in the form of convertible debt. During 2002, Sylvan and Aether each provided $6.6 million of funding in the form of convertible debt (see Note 5).

 Under the terms of the agreement, in order for the Company to request that the Investors acquire additional debt or equity securities from the Company, the Company must meet certain milestones. As of December 31, 2001, the Company has requested and received all of the capital that it is eligible to request based on the milestones achieved to date. In the event the Company reaches future milestones and requests that the Investors acquire additional securities, the Investors have the right to decline to make an additional investment. In the event that one of the Investors agrees to make such an investment and the other Investor declines to do so, the Company has the right to convert all of the securities held by the declining Investor to Series X. In the event that both of the Investors agree not to fund, the Investors may decline to make the requested investments without impact to the Investors previously purchased securities.

The Company's operating losses incurred since inception, in conjunction with forecasted operating losses and limited committed funding sources raise substantial doubt about the Company's ability to continue as a going concern. Management is actively pursuing additional sources of financing including negotiations with the Investors as well as other potential investors. However, there can be no assurance that the Company will be able to generate sufficient cash flow from operations or additional financing to meet its development and operating needs, or that such financing would be available on terms acceptable to the Company.

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